Exhibit 99.2

Nurix Therapeutics Reports Case Study of Patient with Aggressive Non-Hodgkin’s Lymphoma (NHL) Showing a Complete Clinical Response to NX-2127 at the 5th Annual Targeted Protein Degradation (TPD) Summit

Complete response observed and ongoing in a patient with multiply relapsed/refractory diffuse large B cell lymphoma (DLBCL)

Dual BTK degradation and immunomodulatory activity achieved by day 8 and associated with confirmed complete response at first clinical assessment

Clinical activity is consistent with potential synergy of NX-2127 dual mechanism of action

Clinical update on chronic lymphocytic leukemia (CLL) patients in the NX-2127 Phase 1 trial scheduled for presentation at the American Society of Hematology Annual Meeting (ASH) in December

SAN FRANCISCO, October 26, 2022 — Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical-stage biopharmaceutical company developing targeted protein modulation drugs designed to treat patients with hematologic malignancies and solid tumors, today announced the presentation of new preliminary clinical data comprised of a case study of a patient with aggressive non-germinal center B-cell (non-GCB) diffuse large B cell lymphoma (DLBCL). The patient receiving 300 mg once per day of NX-2127 experienced a complete response at 8 weeks which was confirmed at 16 weeks and remains ongoing. These data were presented by Arthur T. Sands, M.D. Ph.D., Nurix’s president and chief executive officer, in a Keynote Plenary session of the 5th Annual TPD Summit which is being held from October 25 – 28, 2022 in Boston, MA.

“To observe a rapid and complete response in a patient with advanced non-GCB DLBCL using a single agent is very gratifying as this subtype of DLBCL is one of the most aggressive and prevalent lymphomas,” said Robert J. Brown, M.D., Nurix’s executive vice president and head of clinical development. “We believe that NX-2127, an oral agent with dual activities of degrading BTK and the cereblon neosubstrates Ikaros and Aiolos, may help address the unmet medical need for these patients. We look forward to further exploring the activity of NX-2127 in the ongoing study.”

The patient presented is enrolled in the Phase 1a dose escalation stage of an ongoing clinical trial to evaluate the activity of NX-2127 in non-Hodgkin’s lymphomas. The patient was treated at the 300 mg dose and remains on study with a complete response first achieved at the 8-week assessment and confirmed at week 16. This patient had received four prior lines of therapy. The complete response, as measured by multiple parameters in accordance with the Lugano Classification, included dramatic reductions in lymph node size and resolution of abnormal metabolic activity to background levels. The clinical response was preceded by significant degradation of BTK, Ikaros and Aiolos, the target proteins of NX-2127 that are key drivers of tumor cell proliferation, especially in the non-GCB subtypes of DLBCL. Treatment with NX-2127 was well tolerated with an adverse event profile consistent with previous clinical disclosures.

Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix, added “Case studies in medicine with clear results such as those we have described from a patient early in a clinical trial can be highly instructive. These data continue to reinforce our conviction that Nurix’s orally available NX-2127 is differentiated from BTK inhibitors and has the potential to be a new and effective treatment option for patients with aggressive B-cell malignancies. We will continue to evaluate NX-2127 in DLBCL and other forms of NHL at the 200 mg and 300 mg doses and look forward to providing an additional update on our ongoing clinical trial of NX-2127 in patients with chronic lymphocytic leukemia at ASH in December.”

The data presentation will be available in the Posters and Presentations section of the Scientific Resources page on the Nurix Website.

About Diffuse Large B-cell Lymphoma

DLBCL, an aggressive type of non-Hodgkin lymphoma (NHL), is the most common type of NHL making up approximately 40% of new diagnoses with approximately 24,000 cases per year in the United States. DLBCL has been classified into germinal center B-cell (GCB) and non-GCB subtypes which includes the ABC subtype. The non-GCB DLBCL comprises approximately half of all DLBCL and is associated with a less favorable prognosis. Current standard of care includes multi-drug chemotherapy, antibody therapy, bone marrow transplant, and more recently, CAR T cell therapy, for those who are eligible.

About NX-2127

NX-2127 is a novel bifunctional molecule that degrades Bruton’s tyrosine kinase (BTK) and cereblon neosubstrates Ikaros (IKZF1) and Aiolos (IKZF3). NX-2127 is currently being evaluated in a Phase 1 clinical trial in patients with relapsed or refractory B cell malignancies including CLL and NHL. Additional information on the ongoing clinical trial can be accessed at www.clinicaltrials.gov (NCT04830137).

About Nurix

Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of small molecule and cell therapies based on the modulation of cellular protein levels as a novel treatment approach for cancer and other challenging diseases. Leveraging extensive expertise in E3 ligases together with proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates T cell activation. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.

Forward Looking Statement

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding the tolerability, safety profile, therapeutic potential and other advantages of Nurix’s drug candidates; the planned timing and conduct of the clinical trials for Nurix’s drug candidates; the planned timing for the provision of updates and findings from Nurix’s clinical trials; the potential advantages of Nurix’s DELigase™ platform; the size of the market for Nurix’s drug candidates; and the extent to which Nurix’s drug candidates, scientific approach and DELigase™ platform may potentially address a broad range of diseases. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) whether Nurix will be able to successfully conduct Phase 1 clinical trials for NX-2127 and its other drug candidates and receive results on its expected timelines, or, at all; (ii) whether Nurix will be able to successfully complete clinical development for NX-2127 and its other drug candidates; (iii) the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; (iv) whether regulatory authorities will be satisfied with the results from Nurix’s clinical studies; (v) whether Nurix will be able to obtain regulatory approval of and ultimately commercialize its drug candidates; (vi) whether Nurix will be able to fund development activities and achieve development goals; (vii) the impact of the COVID-19 pandemic on Nurix’s clinical trials and operations; and (viii) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2022, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:

Investors:	Media:
Elizabeth Wolffe, Ph.D.	Brett Whelan
Wheelhouse Life Science Advisors	LifeSci Communications
lwolffe@wheelhouselsa.com	bwhelan@lifescicomms.com

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